Exhibit 99.1

Schnitzer Steel Reports First Quarter Results

PORTLAND, Ore.--(BUSINESS WIRE)--January 8, 2009--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported a net loss of $34 million, or $1.21 per diluted share, for the fiscal 2009 first quarter ended November 30, 2008. The pre-tax operating loss of $50 million included non-cash inventory write downs of $52 million for the quarter. During the quarter the Company used cash from operations to reduce debt, net of cash, by $48 million, further strengthening its balance sheet.

(in millions, except per-share data)	First Quarter 2009	First Quarter 2008	Fourth Quarter 2008
Revenues	$499	$604	$1,314
Operating Income (Loss)	($50)	$41	$200
Net Income (Loss)	($34)	$25	$126
Diluted Earnings (Loss) Per Share	($1.21)	$0.85	$4.38

“During the first quarter we faced difficult market conditions, including an unprecedented drop in demand for recycled metals and finished steel products,” said Tamara Lundgren, President and Chief Executive Officer. “The weak economic environment and the worldwide financial crisis resulted in a rapid and precipitous drop in both sales volumes and sales prices from those experienced in the previous quarter in all of our businesses.

“In the face of this environment, we undertook a series of actions to adjust our costs and production levels to meet the lower demand. We have implemented a cost containment program which includes reducing full time headcount by more than 10%, reducing production output, on average, by approximately 40%, and lowering our SG&A costs, all compared to levels at the end of the last fiscal year. These initiatives were put in place mid-quarter, and we expect to realize the full benefit going forward. We also reacted quickly to reduce our purchase costs for raw materials, allowing us to maintain positive cash metal spreads. Our lower production output will allow us to match our inventory with levels appropriate for the current market conditions.

“As a result of these actions, we believe we have appropriately adjusted the Company’s cost base to reflect the current market environment, while preserving our ability to take advantage of stronger and sustainable future demand. In addition, through our continuous improvement program and other initiatives, we expect to achieve further cost reductions and efficiencies. During the quarter, we generated $70 million in cash from operations and further reduced our leverage. We continue to believe our strong balance sheet will allow us to pursue future opportunities which may arise,” added Lundgren.

Metals Recycling Business

($ in millions, except selling prices; ferrous volume in thousand long tons, nonferrous volumes in million pounds)	First Quarter 2009	First Quarter 2008	Fourth Quarter 2008
Total Revenues	$401	$481	$1,174
Ferrous Revenues	$313	$388	$1,038
Ferrous Volumes (Processing/Trading)	779/0	1,001/135	1,489/8
Avg. Net Ferrous Sales Price ($/LT) (1)	$359	$284	$623
Nonferrous Volumes	107	89	126
Avg. Net Nonferrous Sales Prices ($/LB) (1)	$0.78	$1.00	$1.05
Operating Income (Loss)(2)	($19)	$30	$182

(1) Price information is shown after netting the cost of freight incurred to deliver the product to the customer

(2) Includes operating income from joint ventures

Revenues for the Metals Recycling Business declined 66% from the record revenues posted in the fourth quarter of fiscal 2008. The decline reflected the collapse in demand for recycled metals related to the worldwide economic and financial crisis which occurred during the quarter.

Average net ferrous sales prices fell 42% and ferrous volumes fell 48%, both on a quarter over quarter basis. Nonferrous volumes and prices were also lower. Compared to the first quarter of fiscal 2008, revenues declined 17% as lower ferrous sales volumes and nonferrous sales prices more than offset higher average net ferrous sales prices and higher nonferrous volumes.

Net sales prices declined throughout the first quarter, with average net ferrous prices during November at levels approximately 40% less than the quarterly average. Average price levels during the quarter were impacted by a number of shipments scheduled for November which were cancelled by customers and resold at lower prices than originally contracted.

Lower ferrous sales volumes on a year over year and quarter over quarter basis were driven by lower demand for the raw materials used in the production of steel products. In addition, quarterly sales volumes were also impacted by deferrals and cancellations of customer contracts.

The operating loss for the quarter of $19 million included the impact of contract cancellations that occurred in November, as well as a non-cash inventory write down of $29 million. During the quarter, the Metals Recycling Business was able to rapidly adjust purchase costs for raw materials and maintain positive cash spreads on its raw material purchases.

Auto Parts Business

($ in millions, except locations)	First Quarter 2009	First Quarter 2008	Fourth Quarter 2008
Revenues	$67	$72	$103
Operating Income (Loss)	($9)	$7	$16
Locations (end of quarter)	56	53	56

Revenues for the Auto Parts Business declined 35% compared to the record revenues reported in the fourth quarter of fiscal 2008, reflecting the significant decline in demand and pricing for recycled metals. All categories of revenue were lower. Compared to the first quarter of fiscal 2008, revenues declined 7%, as lower prices for cores and scrapped vehicles, lower sales volumes and lower full-service parts sales more than offset a slight increase in self-service parts sales.

The operating loss of $9 million was primarily attributable to the weak revenue environment and inventory costs which declined more slowly than prices for recycled metals. During the quarter the Auto Parts Business was able to maintain positive cash spreads on its purchases of scrapped vehicles, although that spread was lower than normal due to tight supply conditions which caused buy prices to lag the drop in the market for other recycled metals.

Steel Manufacturing Business

($ in millions, except selling prices; volume in thousand tons)	First Quarter 2009	First Quarter 2008	Fourth Quarter 2008
Revenues	$99	$110	$182
Avg. Net Sales Prices ($/T)	$864	$601	$958
Sales Volume	98	174	182
Operating Income (Loss)	($31)	$14	$22

Revenues for the Steel Manufacturing Business declined 46% compared to the fourth quarter of 2008 as demand for finished steel products weakened considerably. Sales volumes dropped 46% to 98 thousand tons and sales prices fell 10% to $864/ton, although current market prices are significantly lower. Compared to the first quarter of fiscal 2008, revenues declined 10%, as a 44% drop in sales volumes more than offset a 44% increase in average sales prices.

The operating loss of $31 million included a non-cash inventory write down of $32 million. The lower operating income compared to the first quarter of fiscal 2008 reflected the impact of lower sales volumes caused by weaker economic conditions, a decline in inventory costs which lagged the reduction in selling prices during the quarter and lower anticipated future selling prices that resulted in the Steel Manufacturing Business recording the non-cash inventory write-down. In addition, the decrease in operating income reflected a $6 million charge for production and maintenance shutdown costs that could not be capitalized in inventory. The Company’s strategy has been to reduce finished goods production to levels reflective of current market conditions and to reduce inventory levels.

Share Repurchase Program

The Company announced today that its Board of Directors has approved an increase in the shares authorized for repurchase by 3.0 million, bringing the total number of shares available for repurchase to 4.5 million. The Company repurchased no shares during the first fiscal quarter of 2009.

Outlook

While market visibility has improved since the time of the Company’s fourth quarter earnings release on October 28, 2008, there still remains uncertainty regarding near-term demand for steel and recycled metal. Based on continued limited visibility, the Company said the factors that will affect its results in the second quarter of 2009 include:

Metals Recycling Business:

Pricing. Pricing levels for ferrous metal appear to have strengthened slightly from the levels seen in the last month of the fiscal first quarter, although remaining at levels lower than the average for the first quarter as a whole. Nonferrous prices also appear to have stabilized at lower levels, and the average for the quarter is expected to be less than the average for the second quarter of fiscal 2008.

Sales volumes. Due to shipments delayed from the first quarter, second quarter 2009 ferrous volumes are expected to approximate the volumes shipped in the second quarter of 2008. Nonferrous volumes are expected to be 10% to 20% less than volumes shipped in the second quarter of last year.

Margins. The Metals Recycling Business expects to produce positive operating margins during the quarter. The continuing impact of ferrous selling prices which have fallen faster than inventory costs and significantly lower prices for nonferrous metals extracted from the shredding process are expected to result in lower margins than those achieved during the second quarter of 2008. However, cost containment efforts should enable the Metals Recycling Business to attain an operating margin per ton in future quarters that is generally consistent with margins achieved in fiscal 2006 and 2007.

Auto Parts Business:

Revenue. Lower volumes of scrapped vehicles and lower prices for ferrous and nonferrous metals are expected to offset higher self-service parts sales and result in revenues which decline 20-25% compared to the second quarter of fiscal 2008.

Margins. The combined impact of selling prices for cores and scrap which have fallen faster than inventory costs and lower full-service parts sales is expected to more than offset the benefits from the cost containment program. As a result, margins in the Auto Parts Business during the second quarter of fiscal 2009 are expected to be negative, although improved from the first quarter. Cash metal spreads are expected to remain positive.

Steel Manufacturing Business:

Pricing. Continued weak demand for finished steel products is expected to result in average net sales prices lower than levels realized in the second quarter of fiscal 2008.

Volumes. The continued weak demand is expected to result in sales volumes approximately 20% less than the recently completed first quarter and 60% less than the record second quarter sales volumes in fiscal 2008.

Margins. Expenses related to planned downtime and low production volumes, are expected to result in negative margins in the Steel Manufacturing Business in the second fiscal quarter as output has been temporarily cut more than the drop in sales volumes in order to reduce inventories. Cost containment efforts are expected to result in positive margins after production is restored to levels consistent with expected customer demand.

First Quarter 2009 Conference Call

A conference call to discuss results will be held today, January 8, 2009, at 11:30 a.m. EDT, hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 39 operating facilities located in 12 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 38 self-service facilities and 18 full-service facilities located in 16 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 103rd year of operations in fiscal 2009.

This news release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s expected net loss, the expect amount of the write down of its inventory values, the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins and operating losses. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; unsettled credit markets; the Company’s ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; expectations regarding the Company’s compliance program; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; business disruptions resulting from installation or replacement of major capital assets; and the adverse impact of climate changes, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc., go to www.schnitzersteel.com.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	November 30,
	2008	2007

Revenues	$498,565	$603,897

Cost of goods sold	513,760	519,378
Selling, general and administrative	43,082	44,891
Environmental matters	(5,613)	-
(Income) from joint ventures	(2,256)	(1,741)

Operating income (loss)	(50,408)	41,369

Other income (expense):
Interest expense	(1,354)	(2,348)
Other income (expense), net	279	614
	(1,075)	(1,734)

Income (loss) before income taxes and minority interests	(51,483)	39,635

Income tax expense	17,234	(14,225)

Income (loss) before minority interests and pre-acquisition interests	(34,249)	25,410
Minority interests, net of tax	247	(698)
Net income (loss)	$(34,002)	$24,712

Basic earnings (loss) per share	$(1.21)	$0.87

Diluted earnings (loss) per share	$(1.21)	$0.85

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	November 30,
	2008	2007

REVENUES:

Metals Recycling Business:
Ferrous sales	$312,755	388,282
Nonferrous sales	86,517	89,606
Other sales	1,912	3,583
Total sales	401,184	481,471

Auto Parts Business	67,304	72,163
Steel Manufacturing Business	98,632	109,689
Intercompany sales eliminations	(68,555)	(59,426)
Total	$498,565	$603,897

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business	$(19,249)	$29,637
Auto Parts Business	(8,948)	7,214
Steel Manufacturing Business	(31,286)	14,344
Corporate expense	(5,583)	(9,512)
Intercompany eliminations	14,658	(314)

Total	$(50,408)	$41,369

NET INCOME (LOSS)	$(34,002)	$24,712

BASIC EARNINGS (LOSS) PER SHARE	$(1.21)	$0.87

DILUTED EARNINGS (LOSS) PER SHARE	$(1.21)	$0.85

SHARE INFORMATION (THOUSANDS):
Basic shares outstanding	28,016	28,529

Diluted shares outstanding	28,016	29,055

Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)
		Total					Total
	Q1 FY09	FY09	Q1 FY08	Q2 FY08	Q3 FY08	Q4 FY08	FY08
Metals Recycling Business
Ferrous Recycled Metal Sales Prices ($/LT)(1)
Domestic	$371	$371	$279	$321	$464	$583	$416
Export	353	353	286	331	459	636	444
Average	359	359	284	328	460	622	436

Ferrous Processing Sales Volume (LT)(2)
Cascade	145,493	145,493	179,686	170,221	186,696	200,523	737,126
Domestic	129,620	129,620	178,833	210,824	226,961	188,801	805,419
Export	503,635	503,635	642,142	746,736	722,973	1,099,203	3,211,054
Total Processed	778,748	778,748	1,000,661	1,127,781	1,136,630	1,488,527	4,753,599

Ferrous Trading Sales Volume (LT)
Trading	-	-	134,957	148,899	151,324	8,407	443,587

Total Ferrous Sales Volume (LT)(2)	778,748	778,748	1,135,618	1,276,680	1,287,954	1,496,934	5,197,186

Nonferrous Average Price ($/pound)(1)	$0.784	$0.784	$1.000	$0.980	$1.069	$1.053	$1.030

Nonferrous Sales Volume (pounds, in thousands)	107,359	107,359	88,808	96,278	128,858	125,525	439,469

Steel Manufacturing Business
Sales Prices ($/NT)(1)(2)(3)
Average	$864	$864	$601	$616	$744	$958	$728

Sales Volume (NT)(3)
Rebar	46,917	46,917	108,856	127,732	128,597	104,926	470,111
Coiled Products	45,051	45,051	49,343	57,096	74,270	65,397	246,106
Merchant Bar and Other	6,235	6,235	16,031	17,332	15,033	11,576	59,972
Total	98,203	98,203	174,230	202,160	217,900	181,899	776,189

Auto Parts Business
Number of self-service locations at end of quarter	38	38	35	35	35	38	38
Number of full-service sites at end of quarter	18	18	17	17	17	18	18

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	November 30, 2008	August 31, 2008
Assets
Current assets:
Cash and cash equivalents	$10,039	$15,039
Accounts receivable, net	109,097	314,993
Inventories	328,929	429,061
Other current assets	44,630	20,433
Total current assets	492,695	779,526

Property, plant and equipment, net	439,280	431,898

Goodwill and other assets	341,932	343,429

Total assets	$1,273,907	$1,554,853

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$25,537	$25,490
Other current liabilities	128,688	319,432
Total current liabilities	154,225	344,922

Long-term debt	106,107	158,933

Other long-term liabilities	65,729	68,447

Minority interests	4,010	4,399

Shareholders’ equity	943,836	978,152

Total liabilities and shareholders’ equity	$1,273,907	$1,554,853

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Rob Stone, 503-224-9900
or
Press Relations:
Tom Zelenka, 503-323-2821
Website: www.schnitzersteel.com
Email: ir@schn.com